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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2004, except for Note 16 which is as of February 11, 2004, relating to the financial statements, which appears in the 2003 Annual Report to Shareholders, which is incorporated by reference in Wyeth's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 22, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Florham Park, NJ
May 3, 2004